Exhibit 5

Re: Individual Index-linked Modified Single Premium Deferred Annuity Contracts

Ladies and Gentlemen:

This opinion is provided in connection with the Registration Statement on Form S-1 that has been filed with the Securities and Exchange Commission by Great American Life Insurance Company (“GALIC”) for the purpose of registering individual index-linked modified single premium deferred annuity contracts (the “Contracts”).

I have examined GALIC’s Amended and Restated Articles of Incorporation, GALIC’s Amended and Restated Code of Regulations, other corporate records, and pertinent provisions of the Ohio insurance laws, together with such other documents as I have deemed appropriate.

Based on the foregoing, it is my opinion that:

•	GALIC is duly organized and validly existing as an insurance company under the laws of the State of Ohio;

•	GALIC has the legal power and authority to create and issue the Contracts; and

•

The Contracts to be sold pursuant to the Registration Statement, when issued, will represent binding obligations of GALIC in accordance with their terms, provided such Contracts are issued for the consideration set forth therein.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and consent to being named in the registration statement.

Dated: July 15, 2022	Very truly yours,

/s/ John P. Gruber, Esq.
John P. Gruber, Esq.
General Counsel
Great American Life Insurance Company